Exhibit 99.1

Contacts

V.I. Technologies, Inc. (Vitex)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

Vitex Receives Extension from NASDAQ Relating to Minimum

Stockholders’ Equity Listing Requirement

Watertown, MA (February 22, 2005) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing novel anti-infective technologies, reported that the Nasdaq Stock Market, Inc. has granted the Company an extension until March 15, 2005 to comply with the $10,000,000 minimum stockholders’ equity requirement for continued listing on the Nasdaq National Market set forth in Nasdaq Marketplace Rule 4450(a)(3). On November 19, 2004, Vitex provided a plan to Nasdaq to achieve and sustain compliance with its listing requirements, which plan primarily involved completion of the planned merger with Panacos Pharmaceuticals, Inc. On December 9, 2004, Nasdaq provided the Company an initial extension of time for it to comply with the minimum stockholders’ equity requirement until February 17, 2005. Nasdaq has now granted the Company an additional extension, to March 15, to allow the Company time to complete the merger with Panacos Pharmaceuticals and close a previously announced financing. The Company believes that the merger and the financing will be sufficient to allow it to meet the minimum stockholders’ equity requirement. The Vitex and Panacos shareholder meetings for the vote on the merger are scheduled for March 10. The merger could close immediately following shareholder approval.

On September 2, 2004, Vitex reported it had received a notice from Nasdaq that the Company was not in compliance with Nasdaq’s minimum bid price requirement for continued listing. In accordance with Nasdaq rules, the Company was granted 180 days to regain compliance, or until February 28, 2005. Vitex can regain compliance if the bid price of Vitex common stock closes at $1.00 per share for a minimum of 10 consecutive trading days. Vitex has also agreed to effect a reverse split of its common stock, subject to shareholder approval, as a condition of closing the $20 million financing that is planned to close at the time of the merger. The Company has also requested from Nasdaq an extension to the deadline for meeting the minimum bid price requirement in order to provide Vitex sufficient time to close the merger and effect the reverse stock split, which is designed to increase the bid price above the $1.00 per share minimum. There can be no guarantee that Nasdaq will accept the Company’s request for an extension with respect to this listing standard.

About Vitex

Vitex is developing the next generation of anti-infective products. The Company’s proprietary INACTINE™ technology is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan. For more information on Vitex, please visit our web site at: www.vitechnologies.com.

Vitex announced in June 2004 that it had entered into a merger agreement with privately-held Panacos Pharmaceuticals, a biotechnology company discovering and developing novel antiviral drugs for the treatment of HIV and other major human viral diseases. The merger is subject to the approval of the shareholders of Vitex and Panacos.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Vitex has filed an amended Registration Statement on Form S-4 in connection with the merger, and Vitex and Panacos have mailed a Joint Proxy Statement/Prospectus to their stockholders containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully. The Registration Statement and the Joint Proxy Statement/Prospectus contain important information about Vitex, Panacos, the merger and related matters. Investors and security holders can obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov, and by calling Vitex Investor Relations at 617-926-1551.

Vitex and Panacos, and their respective directors, executive officers and certain members of management and employees may be soliciting proxies from Vitex and Panacos stockholders in favor of the adoption of the merger agreement and the transactions associated with the merger. A description of any interests that Vitex’s and Panacos’ directors and executive officers have in the merger is available in the Joint Proxy Statement/Prospectus.